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                     [LETTERHEAD OF NAVIGANT INTERNATIONAL]

                   NAVIGANT INTERNATIONAL PREVIEWS Q2 RESULTS


DENVER - July 2, 2001 - Navigant International (Nasdaq: FLYR, www.navigant.com), the nation's second largest supplier of corporate travel management services, based on airline ticket sales, today announced it expects earnings per share for the quarter ending July 1, 2001 to be approximately $0.38, or $0.08 below consensus estimates. Excluding the operations of NavigantVacations.com, quarterly earnings per share are expected to be $0.42. The sluggish economy and the widespread decline in business travel reduced the Company's transaction levels. In addition, the increased share price during the quarter resulted in a significant number of the Company's options coming into the money, creating a greater number of diluted shares outstanding; this increase accounts for approximately $0.03 of the variance in EPS from consensus estimates. The Company reported EPS of $0.45 for the same period last year.

Navigant Chairman and Chief Executive Officer Edward S. Adams, said, "While first quarter transactions were up approximately 5 percent year-over-year, second quarter transactions were down approximately 12 percent. We believe the resulting decline in second quarter core business EPS from consensus estimates of about 10 percent highlights the strength and viability of our operating structure.

"During the quarter we also reduced overhead expenses, and importantly were able to further diversify our client base and add significant new revenue streams with the SatoTravel acquisition," Adams continued. "However, given the softness of the economy, we expect transaction volumes to remain depressed until the beginning of 2002."

Robert Griffith, Navigant's Chief Financial Officer, added, "Accordingly, we expect FY 2001 EPS of approximately $1.13 to $1.16, or approximately $1.18 to $1.21, excluding NavigantVacations.com. We remain comfortable with current FY 2002 estimates, when we expect to begin realizing the benefits from the SatoTravel acquisition, including the operating synergies and back-office consolidation measures we have already begun pursuing."

Navigant will issue second quarter results and host a conference call on Tuesday, July 31, 2001.
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About Navigant International

Denver-based Navigant International is the second largest travel management services provider in the U.S. with more than 13,000 corporate, government, military, leisure, and meetings and incentive clients. The Company's "bricks and clicks" end-to-end travel solutions include corporate travel pattern analysis and reporting tools, travel policy development, consulting on cost saving opportunities, airline ticket, hotel and rental car reservations, meeting and convention planning, as well as leisure travel products. With over $4.2 billion in annual gross airline ticket sales, the company currently has approximately 6,000 employees in 900 offices and on-site travel operations throughout the U.S., various U.S. territories and in 10 foreign countries. Navigant's shares are traded on the NASDAQ National Market under the ticker symbol "FLYR."

This news release contains forward-looking statements, including statements about the Company's growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, general economic conditions, and risks related to integration of operations and acquisitions, and the risk factors described in the Company's report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company's SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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